UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 10, 2004

First Security Bancorp, Inc.

(Exact Name of Registrant as Specified in Charter)
Kentucky	000-49781	61-1364206

(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

318 East Main Street	Lexington, Kentucky	40507

(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:   (859) 367-3700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Section 8 — Other Events

Item 8.01 Other Events.

On September 10, 2004, First Security Bancorp, Inc. sold certain assets used in the mortgage banking operations it conducted under the name First Security Mortgage Company at 190 W. Lowry Lane, Suite 120, Lexington, Kentucky, to First Mortgage Company, LLC, a limited liability company organized by Brady Ratliff. The aggregate sales price was approximately $105,200, subject to decrease for the income (and increase for any losses) incurred in that business during the period from September 1, 2004 to September 10, 2004. First Security incurred a loss on the transaction of approximately $100,000.

The assets sold include the lease for that location, furniture, fixtures and equipment owned and leased at that location, and all pending residential mortgage loan applications. Upon the closing, all of the employees of First Security principally employed in its mortgage lending division (11 total) became employees of the purchaser.

First Security acquired the mortgage banking operations that it sold in the transaction in June 2002 from First Mortgage Company, Inc., of which Mr. Ratliff was a principal. From June 2002 until the closing of the sale on September 10, 2004, Mr. Ratliff was employed by First Security pursuant to an employment agreement, which was terminated effective with the closing of the sale transaction on September 10, 2004.

Following the closing, First Security will continue to offer residential mortgages to its customers through its offices and through referrals to various mortgage companies, including First Mortgage Company, LLC.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SECURITY BANCORP, INC. (Registrant)
Date: September 15, 2004	By:/s/ John G. Sullivan John Sullivan, Executive Vice-President and Chief Financial Officer

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